Exhibit 99.1

FOR:    WEBCO INDUSTRIES, INC.
                                                          CONTACT:     Dana S. Weber
                                                                                    President and Chief Operating Officer
                                                                                    (918) 241-1040
                                                                            Mike Howard
                                                                                    Chief Financial Officer
                                                                                    (918) 241-1094
                                                                                    E-Mail: invrel@webcoindustries.com

For Immediate Release

WEBCO INDUSTRIES, INC. REPORTS FISCAL 2003 FOURTH QUARTER AND FULL YEAR RESULTS

REVENUE INCREASES 14.5%, TO $43.6 MILLION FOR THE FOURTH QUARTER AND 12.5%, TO $175.8 MILLION
FOR FISCAL YEAR 2003

        TULSA, Oklahoma, September 24, 2003 - Webco Industries, Inc. (AMEX: WEB) today reported continued revenue growth for its fiscal year and fourth quarter ended July 31, 2003.

        The Company reported income from continuing operations of $17,000 for its fiscal 2003 fourth quarter, or $0.00 per diluted share, compared to $653,000, or $0.09 per diluted share, for the same quarter in fiscal year 2002. Net sales for the fourth quarter of fiscal 2003 were $43.6 million, a 14.5 percent increase over the $38.1 million reported in net sales for the same quarter last year.

        Gross profit for the fourth quarter continued to be pressured by significant competition and pricing pressure, however, continuing production problems at the Oil City, Pennsylvania facility primarily accounted for the Company not achieving the lower end of its previous earnings estimate of $.04 per diluted share. The revenue growth for the quarter was balanced at all facilities and primarily reflects additional volume.

        Income from continuing operations for fiscal year 2003 was $1,918,000, or $0.27 per diluted share, compared to $2,996,000, or $0.42 per diluted share, in fiscal 2002, which included a one-time after-tax litigation award to the Company of $980,000, or $0.14 per diluted share. Net sales for fiscal 2003 were $175.8 million , increasing 12.5 percent over the $156.3 million reported for fiscal 2002. Increased volume from the expanded Oil City, Pennsylvania, facility accounted for more than half of the revenue increase, although all production facilities experienced increases in net sales.

        F. William Weber, Webco's Chairman and Chief Executive Officer, commented: "We have continued, since the third quarter of fiscal year 2003, to operate at a positive, yet generally breakeven, performance. Market conditions, including industry over-capacity, high natural gas costs and carbon raw material price volatility, continue to present us with an exceptionally challenging environment. Incremental earnings improvement over the third quarter was expected, but was affected by the continuing production problems at our Oil City facility, despite backlogs supporting a higher business level at that location. We are working hard and allocating appropriate resources to remedy the production issues in Oil City and are looking forward to improving results in 2004."

        Mr. Weber continued, "Webco's strategic focus is the same now as it has been for the past several years. We continue to identify niche product opportunities where we can utilize our investments in information and manufacturing technology to create value and obtain above-average returns over the long-term. During the recent softness in the economy, we have continued to make significant technology investments and develop our revenue base in selected niches, which will benefit the Company when a stronger business environment returns. While our earnings this quarter were less than expected, we are pleased that we are profitable, despite the current business environment. We continue to create a solid revenue base from which to operate when our industry niches improve."

        Mr. Weber continued, "We anticipate continued margin pressure, although we believe that the potential for margin improvement in selected product groups exist. We hope for a less volatile carbon coil raw material environment and continue to see indications that may occur. Assuming the demand and pricing environment for our products goes as expected, our net income estimate for the full fiscal year 2004 is $0.26 to $0.32 per diluted share on revenues of $180 to $190 million. We expect net income for the first quarter of fiscal year 2004 to be in the range of $0.04 to $0.08 per diluted share on revenues of $42 to $46 million."

        Gross profit for the fourth quarter of fiscal 2003 was $3,461,000, or 7.9 percent of net sales, compared to $4,473,000, or 11.7 percent of net sales, for the fourth quarter of fiscal 2002. Gross profit for fiscal 2003 was $17,794,000, or 10.1 percent of net sales, compared to $18,815,000, or 12.0 percent of net sales, in fiscal 2002. The current quarter's gross profit is reflective of the recent softness in demand for certain products, higher carbon steel raw material prices and the aforementioned continuing production problems at Oil City. Excess capacity and over-supply conditions continue to cause industry-wide pricing pressure on most of the Company's products.

        Selling, general and administrative expenses in the fourth quarter of fiscal 2003 increased marginally to $2,933,000 from $2,816,000 in the fourth quarter of fiscal 2002. The increase in S,G&A in the current quarter is primarily the result of a higher sales costs and commissions. S,G&A costs decreased to $12,326,000 in the current year from $12,546,000 in fiscal 2002.

        Interest expense in the fourth quarter of fiscal year 2003 was $498,000 as compared to $597,000 in the same quarter of fiscal year 2002. For fiscal 2003, interest expense was $2,216,000, down from $2,988,000 in 2002. The decline in interest expense for both periods is a result of lower interest rates as average borrowings under the Company's senior debt facility increased during both periods primarily due to increased accounts receivable and inventory levels.

        The effective income tax rate for the current quarter was 43.3 percent and 41.0 percent for fiscal 2003, compared with 38.4 percent, in the prior year periods. The higher effective tax rates in the fiscal 2003 periods resulted from the Company cashing in two key-man, whole life insurance policies during the second quarter of fiscal 2003 and realizing a taxable gain on the transaction.

        During the third quarter of fiscal year 2002, the Company sold the assets of its QuikWater Division. The Company treated the sale of this segment as a discontinued operation, and as a result, all historical QuikWater results are aggregated, net of tax, in the income statement as discontinued operations. The after-tax loss of $908,000 from discontinued operations in fiscal year 2002 includes the historical operating results of QuikWater, a pre-tax non-cash loss on the sale of the assets of $834,000 and related transaction costs including severance, legal and accounting of $80,000. After charges for discontinued operations in fiscal year 2002, net income was $2,088,000, or $0.29 per diluted share. Because there were no charges for discontinued operations in the current quarter or in fiscal year 2003, net income and income from continuing operations are the same at $17,000, or $0.00 per diluted share, and $1,918,000, or $0.27 per diluted share, respectively.

        Capital spending for fiscal 2003 amounted to $3.5 million compared to $3.2 million in fiscal year 2002. Capital spending for fiscal year 2004 is expected to be in the range of $3.5 million to $5.5 million. Capital spending for fiscal year 2004 will focus on continued deployment of technology investments for stainless tube-making, development of value-added capabilities for our increased carbon capacity, and normal facility maintenance spending.

        Webco is a manufacturer of high-quality carbon steel and stainless steel tubing products designed to industry and customer specifications. Webco is also a value-added distributor of these and other metal tubular products. Webco's tubing products consist primarily of pressure and specialty tubing for use in durable and capital goods markets. The Company's long-term strategy involves the pursuit of niche markets within the metal tubing markets through the deployment of leading-edge manufacturing and information technology. The Company has three production facilities in Oklahoma and Pennsylvania and five distribution facilities in Oklahoma, Texas, Illinois, and Michigan, serving more than 1,000 customers throughout North America.

        Safe harbor for forward-looking statements: Certain statements in this release, including, but not limited to, those preceded by or predicated upon the words "believes", "anticipates", "hopeful", "should", "expects", "appears" or "plans", constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied herein. Those risks include, but are not limited to those described under Part I, Item I: "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2002, which is incorporated herein by reference.

- TABLES FOLLOW -

WEBCO INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (Unaudited)

   Three Months Ended     July 31,

                      Year Ended                                   July 31,

	2003	2002	2003	2002
Net sales	$ 43,614	$ 38,105	$ 175,769	$ 156,294
Cost of sales	40,153	33,632	157,975	137,479
Gross profit	3,461	4,473	17,794	18,815
Selling, general & administrative	2,933	2,816	12,326	12,546
Litigation award	-	-	-	1,580
Income from operations	528	1,657	5,468	7,849
Interest expense	498	597	2,216	2,988
Income before income taxes	30	1,060	3,252	4,861
Provision for income taxes	13	407	1,334	1,865
Income from continuing operations	17	653	1,918	2,996

Loss on discontinued operation, net of tax	-	(93)	-	(908)

Net income	$ 17 ======	$ 560 ======	$ 1,918 ======	$ 2,088 ======

Net income (loss) per common share - basic:
Continuing operations	$ -	$ .09	$ .27	$ .42
Discontinued operation	-	(.01)	-	(.13)
Net income	$ - ======	$ .08 ======	$ .27 ======	$ .29 ======

Net income (loss) per common share – diluted:
Continuing operations	$ -	$ .09	$ .27	$ .42
Discontinued operation	-	(.01)	-	(.13)
Net income	$ - ======	$ .08 ======	$ .27 ======	$ .29 ======

Weighted average common shares outstanding:
Basic	7,082,000 =======	7,082,000 =======	7,082,000 =======	7,077,000 =======
Diluted	7,141,000 =======	7,182,000 =======	7,147,000 =======	7,151,000 =======

WEBCO INDUSTRIES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET HIGHLIGHTS (Dollars in thousands) (Unaudited)

	July 31, 2003	July 31, 2002

Accounts receivable	$ 21,781	$ 18,564
Inventories	40,794	34,307
Other current assets	3,835	3,046
Total current assets	66,410	55,917

Net property, plant and equipment	60,018	62,974
Other long term assets	4,099	5,037

Total assets	$ 130,527 ======	$ 123,928 ======

Current liabilities	$ 25,912	$ 26,596
Long-term debt	40,948	37,325
Deferred income tax liability	12,603	10,861

Total equity	51,064	49,146
Total liabilities and equity	$ 130,527 ======	$ 123,928 ======

CASH FLOW DATA (Dollars in thousands) (Unaudited)

   Three Months Ended      July 31,

   Year Ended      July 31,

	2003	2002	2003	2002
Net cash provided by (used in) operating activities	$ 2,746 =====	$ 4,274 =====	$ (1,270) =====	$ 12,007 =====

Depreciation and amortization	$ 1,807 =====	$ 1,900 =====	$ 6,991 =====	$ 7,250 =====

Capital expenditures	$ 1,103 =====	$ 791 =====	$ 3,455 =====	$ 3,210 =====